Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Reductions in Operating Expenses, Capital Expenditures and Inventory Levels

~Estimated Annualized Savings of $70 Million~

YORK, Pa.--(BUSINESS WIRE)--January 29, 2009--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced it has performed a strategic analysis of its operating structure and is implementing a cost saving plan.

Bud Bergren, President and Chief Executive Officer, commented, “We are taking necessary actions to reduce costs in response to additional pressure on the retail industry brought on by significant deterioration in both the financial markets and macroeconomic environment. We believe the reduction in force and other initiatives we have outlined will improve our cost structure and will better position the Company for the current difficult economy and for the longer term. We have been managing our business conservatively and controlling expenses throughout 2008, but it is necessary to take further action to ensure our organization is appropriately structured for this environment and emerges as a stronger company. The decisions we made have not been easy. We realize these expense reductions will impact many dedicated associates and we will assist in their transition. The affected employees will be provided with career transition benefits, including severance according to established practices, and state employment service support.”

The estimated impact of the Company’s actions is an increase in income from operations of $70 million on an annual basis. The benefit to cash flow in 2009 will reflect these expense savings as well as the lower capital spending.

Actions to be taken in fiscal 2009 include:

  reduce corporate and store personnel by approximately 1,150 positions;
  reduce other non-associate based costs;
  eliminate 2008 bonus for senior executives;
  eliminate 2009 merit-based wage increases across the entire company;
  suspend employer contributions to the Company’s 401(k) plan;
  reduce capital spending to $40 million, net of landlord contributions; and
  adjust inventory levels in response to sales trend.

The one-time costs associated with these reductions, including severance, are estimated to be $3.0 million. Additionally, as part of the strategic analysis and year-end close, the Company is reviewing the value of its intangible, long-lived and tax assets. Based upon applicable accounting rules and other factors, which take into account the difficult macroeconomic environment, the Company expects it will record a material non-cash charge to reduce the reported value of these assets. The impact of this non-cash charge will be quantified during the year-end closing process.

Mr. Bergren concluded, “We have a strong franchise with eight regional nameplates, a loyal customer and associate base and a merchandise mix that differentiates us from our competitors. In addition, we have strong vendor relationships and an experienced and talented management team. We believe the implementation of our cost saving plan will further strengthen the Company for the short term and position it well for the future.”

The Bon-Ton Stores, Inc. operates 281 stores, including twelve furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, under the Parisian nameplate, stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; consumer spending patterns and debt levels; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with opening new stores or expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon vendor relationships; the ability to reduce SG&A expenses; the incurrence of unplanned capital expenditures; the ability to realize the expected benefits from our planned changes in operating structure and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com